EXHIBIT 10

DESCRIPTION OF MICHAEL MCNEIL 2008 BONUS PLAN

The Michael McNeil 2008 Bonus Plan is designed to link Mr. McNeil’s bonus to the Company’s corporate financial and strategic goals. Under the 2008 Bonus Plan, Mr. McNeil is eligible to receive up to $200,000, with a potential of $50,000 being based on the Company’s actual earnings relative to the financial goals established and $150,000 being based on the attainment of certain strategic objectives.